For Immediate Release


                   NTL ANNOUNCES FORMATION OF HOLDING COMPANY


     New York, New York (March 31, 1999) - NTL Incorporated (NASDAQ: NTLI; EASDAQ:NTLI.ED) announced that effective April 1, 1999, at 8:30 a.m., Eastern Time, it will have completed a corporate restructuring to create a holding company structure. The holding company restructuring will be accomplished through a merger under Section 251(g) of the Delaware General Corporation Law so that all stockholders of NTL at the effective time of the merger will become stockholders of the new holding company, and NTL will become a subsidiary of the new holding company.

     The new holding company will take the NTL Incorporated name and will trade under the same NTLI (NASDAQ) and NTLI.ED (EASDAQ) symbols, with the same CUSIP numbers as before. The holding company's subsidiary will simultaneously change its name to NTL Communications Corp.

     Stockholders are not required to take any action in connection with this corporate restructuring. All outstanding shares will be converted into shares of the holding company, in a non-taxable transaction, with the same voting powers, designations, preferences and rights, and the same qualifications, restrictions, and limitations, as the shares of NTL previously held by stockholders. The shares of the holding company will continue to be represented by the same stock certificates that previously represented shares of NTL capital stock.

     The formation of the holding company was previously announced as a part of the Company's effort to pursue opportunities outside of the United Kingdom and Ireland. The Company had announced the first of these opportunities on March 18, 1999 when it announced that it was the successful bidder to acquire and operate the Australian National Transmission Network. That acquisition is expected to close in late April or early May 1999.


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For further information  contact: In the U.S. : John Gregg,  Managing Director -
Corporate Development; Michael Peterson, Director - Corporate Development; Richard J. Lubasch, Senior Vice President - General Counsel or Kathy Makrakis, Director - Investor Relations at (212) 906-8457; in the U.K.: Alison Smith at 01252-402-662; or via e-mail at investor_relations@ntli.com.